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                                                                     EXHIBIT 4.7

                         DSC COMMUNICATIONS CORPORATION

                       DSC SPECIAL CELCORE INCENTIVE PLAN

                           Scope and Purpose of Plan

This DSC Special Celcore Incentive Plan (the "Plan") provides for the granting of:

         (a) Options (hereinafter defined) to certain employees of DSC Communications Corporation, a Delaware corporation (the "Corporation"), or its Affiliates (as hereinafter defined) who are Eligible Individuals (as hereinafter defined), and

         (b) The right to cash payments (the "Cash Payments") to certain employees of the Corporation or its Affiliates who are Eligible Individuals.

This Plan is being implemented pursuant to the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of December ___, 1997 by and among the Corporation, CI Acquisition Company, a Delaware corporation and a direct, wholly owned subsidiary of the Corporation, and CELCORE, INC., a Delaware corporation ("Celcore").

SECTION 1.       DEFINITIONS.

                 "ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "AFFILIATES" shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly, by the Corporation, or are under common control with the Corporation.

                 "AGGREGATE OPTION AMOUNT" shall mean (i) with respect to the Fiscal Year ending December 31, 1998, an amount equal to $800,000 divided by the Closing Sales Price, (ii) with respect to the Fiscal Year ending December 31, 1999, an amount equal to $1,450,000 divided by the Closing Sales Price, and
(iii) with respect to each Fiscal Year ending December 31, 2000 and December 31, 2001, an amount equal to the difference of (A) $2,250,000 minus (B) the then aggregate of the Annual Option Vesting Amount for each of the Fiscal Years prior to the Fiscal Year in question.

                 "AGGREGATE OPTION SHARES" shall have the meaning set forth in
Section 2.1 hereof.

                 "AGGREGATE PAYMENT AMOUNT" shall mean (i) with respect to the Fiscal Year ending December 31, 1998, an amount equal to $800,000, and (ii) with respect to the Fiscal Year ending December 31, 1999, an amount equal to $1,450,000.

                 "AGREEMENT" shall mean the written agreement between the Corporation and an Eligible Individual in the form attached as Exhibit A hereto evidencing the Option and Cash Payment granted by the Corporation.

                 "ANNUAL OPTION VESTING AMOUNT" shall have the meaning set forth in Section 6.2(a) hereof.

                 "ANNUAL PAYMENT AWARD" shall have the meaning set forth in
Section 2.2 hereof.

                 "APPLICABLE PERCENTAGE" shall mean with respect to a Fiscal Year, the sum of (i) sixty percent (60%), plus (ii) the product of (A) two (2), times (B) the difference of the Attained Percentage with respect to such Fiscal Year, minus eighty percent (80%); provided, however, in the event the Applicable Percentage for that Fiscal Year is less than zero, the Applicable Percentage for such Fiscal Year shall be deemed to be zero.

                 "ATTAINED PERCENTAGE" shall mean with respect to a Fiscal
Year, the percentage when expressed as a fraction has as its numerator the Celcore Revenues with respect to that Fiscal Year and has as its denominator the




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Target Revenue with respect to that Fiscal Year; provided that in no event shall the Attained Percentage exceed one hundred twenty-five percent (125%).

                 "BOARD OF DIRECTORS" shall mean the board of directors of the Corporation.

                 "CASH PAYMENT" shall have the meaning set forth in the recitals hereof.

                 "CAUSE" means conduct that amounts to (i) fraud or dishonesty against the Corporation or its Affiliates, (ii) Eligible Individual's willful misconduct, repeated refusal to follow the reasonable directions of the board of directors of the Corporation or its Affiliates, or knowing violation of law in the course of performance of the duties of Eligible Individual's service with the Corporation or its Affiliates, (iii) repeated absences from work without a reasonable excuse, (iv) repeated intoxication with alcohol or drugs while on the Corporation or Affiliates' premises during regular business hours, (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, (vi) a breach or violation of the terms of any agreement to which an Eligible Individual and the Corporation or its Affiliates are party, including, without limitation, any agreement providing for the protection of the confidential information or the proprietary rights of the Corporation or its Affiliates or any agreement involving non-competition obligations of the Eligible Individual, or (vii) the violation of the sexual harassment policy of the Corporation or any of its Affiliates or the determination that such Eligible Individual has engaged in any misconduct of a sexual nature that unreasonably interferes with an individual's work performance or creates an intimidating, hostile or offensive working environment at the Corporation or any of its Affiliates; provided, however, notwithstanding the foregoing, in respect of Messrs. Berger, Gonzalez and Foley, the term "Cause" shall have the meaning provided in their respective Employment Agreements dated October 29, 1997.

                 "CELCORE REVENUES" shall mean the revenues, if any, of the Corporation and its Affiliates recognized by the Corporation under its revenue recognition policy and attributable to the line of products currently being developed or marketed by Celcore as of the Effective Time. For purposes of this Plan, "Celcore Revenues" and "revenues" (i) shall be reduced by all discounts or rebates, and Federal, state, county, city and local taxes and any charges for shipping, duty or insurance, relating to the products and related services referred to above and (ii) shall include revenues derived from services associated with such products, including engineering, installation, repair, service and training.

                 "CLOSING SALES PRICE" shall mean the reported last sale prices of a share of Stock on the NASDAQ National Market as reported on the date of the Effective Time.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "COMMITTEE" shall mean the committee appointed pursuant to
Section 3 hereof by the Board of Directors to administer this Plan.

                 "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

                 "ELIGIBLE INDIVIDUALS" shall mean the employees of the Corporation or its Affiliates participating in the Plan.

                 "FISCAL YEAR" shall mean the twelve months beginning on January 1 of any year and ending on December 31 of the same year, except that the first Fiscal Year shall begin on January 1, 1998 and shall end on December 31, 1998.

                 "OPTION" shall mean any stock option which is granted by the Committee to an Eligible Individual under the Plan.

                 "PERCENTAGE PARTICIPATION" of an Eligible Individual with respect to the Annual Payment Award and/or the Annual Option Vesting Amount, as the case may be, for any Fiscal Year shall be the percentage opposite such Eligible Individual's name as set forth on Schedule I hereto.




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                 "PERMANENT AND TOTAL DISABILITY" has the same meaning as
provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Affiliate of the Corporation for the Eligible Individual. If no long-term disability plan or policy was ever maintained on behalf of the Eligible Individual Permanent and Total Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Permanent and Total Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Permanent and Total Disability relates. The scope of this definition shall automatically be reduced or expanded to the extent that section 22(e)(3) of the Code is amended to reduce or expand the scope of the definition of Permanent and Total Disability thereunder.

                 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                 "STOCK" shall mean the Corporation's authorized $0.01 par value common stock together with any other securities with respect to which Options granted hereunder may become exercisable (including any preferred stock purchase rights issuable pursuant to the Rights Agreement, dated April 25, 1996 between the Corporation and Harris Trust and Savings Bank (formerly KeyCorp Shareholder Services, Inc.) as rights agent, or any other purchase right issued in substitution thereof).

                 "TARGET REVENUE" shall mean an amount equal to (i) $60,000,000 with respect to the Fiscal Year ending December 31, 1998, (ii) $110,000,000 with respect to the Fiscal Year ending December 31, 1999, (iii) $215,000,000 with respect to Fiscal Year ending December 31, 2000 and (iv) $300,000,000 with respect to Fiscal Year ending December 31, 2001.

                 "TERMINATION OF SERVICE" means the termination of the service relationship, whether employment or otherwise, between an Eligible Individual and the Corporation and its Affiliates, regardless of the fact that severance or similar payments are made to the Eligible Individual for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Permanent and Total Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Services is for Cause.

SECTION 2. MAXIMUM NUMBER OF SHARES SUBJECT TO AND AMOUNT OF CASH PAYMENTS AVAILABLE UNDER THE PLAN.

        2.1 DESCRIPTION OF STOCK AND MAXIMUM SHARES ALLOCATED. The Stock which Options granted hereunder give an Eligible Individual the right to purchase may be unissued or reacquired shares of Stock, as the Board of Directors may, in its sole and absolute discretion, from time to time determine. Subject to the adjustments provided for in Section 6.9 hereof, the aggregate number of shares of Stock available for issuance pursuant to the exercise of all Options granted hereunder shall be $3,375,000 divided by the Closing Sales Price (the "Aggregate Option Shares"). The Options granted to each Eligible Individual pursuant to this Plan shall vest in accordance with the provisions of paragraph (a) of Section 6.2 hereof.

        2.2 MAXIMUM AMOUNT OF CASH PAYMENTS. The aggregate amount of funds available for Cash Payments to all Eligible Individuals pursuant to the Plan shall be $3,375,000. The aggregate amount of Cash Payments (the "Annual Payment Award") to be made to Eligible Individuals with respect to a Fiscal Year shall be an amount equal to the product of (i) the Aggregate Payment Amount with respect to such Fiscal Year, times (ii) the Applicable Percentage with respect to such Fiscal Year. Notwithstanding anything contained herein to the contrary, no Cash Payment shall be made in a Fiscal Year under this Plan if the Attained Percentage for that Fiscal Year is less than eighty percent (80%). With respect to a Fiscal Year, any portion of the Aggregate Payment Amount attributable to such Fiscal Year which shall not have been delivered as Cash Payments pursuant to this Plan with respect to such Fiscal Year shall cease to be available for Cash Payments under this Plan.




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SECTION 3.       ADMINISTRATION OF THIS PLAN.

        3.1 COMMITTEE. The Plan shall be administered by the Committee. The Committee shall consist of such number of directors of the Corporation as shall be determined by the Board of Directors, and may be constituted by all members of the Board of Directors.

        3.2 DURATION, REMOVAL, ETC. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board of Directors.

        3.3 MEETINGS AND ACTIONS OF COMMITTEE. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the by-laws of the Corporation as it may deem advisable.

        3.4 COMMITTEE'S POWERS. Subject to the express provisions hereof, the Committee shall have the authority, in its sole and absolute discretion exercised in good faith, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan; (b) to determine the Celcore Revenues for purposes of determining the vesting of the Options and the award of Cash Payments; (c) to determine the circumstances of any termination of employment of an Eligible Individual for purposes of applying the provisions of
Section 6.8 hereof and the effect of approved leaves of absence; (d) to construe the respective Agreements and this Plan; (e) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate; and (f) to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, provided that no such correction, addition, reconciliation or other amendment to this Plan shall adversely affect the rights of any Eligible Individual.

SECTION 4.       ELIGIBILITY AND PARTICIPATION.

Options and Cash Payments shall be granted hereunder as of the Effective Time to all persons who are Eligible Individuals and only to persons who are Eligible Individuals, subject to the provisions of Section 6.8 hereof. In addition, no person shall be considered an Eligible Individual and entitled to any of the rights under the Plan unless such person has executed and delivered to the Corporation the Employee Patent, Copyright, and Proprietary Information Agreement, attached hereto as Exhibit B.

SECTION 5.       GRANT OF OPTIONS AND CERTAIN TERMS OF THE AGREEMENTS.

Each Option and Cash Payment granted hereunder shall be evidenced by an Agreement, dated as of the Effective Time, executed by the Corporation and the Eligible Individual to whom the Option and Cash Payment is granted. The Effective Time shall be deemed to be the date on which the Option covered by an Agreement is granted, even though the Agreement may not be executed until a later time.

SECTION 6.       TERMS AND CONDITIONS OF OPTIONS AND CASH PAYMENTS.

All Options and Cash Payments granted hereunder shall comply with, be deemed to include, and be subject to the following terms and conditions:

        6.1 NUMBER OF SHARES. Each Agreement shall provide for the grant of Options to an Eligible Individual to purchase a number of shares of Stock, subject to the adjustments provided for in Section 6.9 hereof, equal to the product of (a) the Aggregate Option Shares and (b) the Percentage Participation allocated to such Eligible Individual.




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        6.2      VESTING OF OPTIONS.

        (a) Subject to the provisions of Section 6.8 hereof, the Options granted to an Eligible Individual shall be eligible for vesting at the end of each of the Fiscal Years of the Corporation ending December 31, 1998 to December 31, 2001 as provided in this Section 6.2(a). The number of Options that shall vest (the "Annual Option Vesting Amount") at the end of the Fiscal Years of the Corporation ending December 31, 1998 through December 31, 2001 shall equal the product of (i) the Aggregate Option Amount with respect to such Fiscal Year times (ii) the Applicable Percentage with respect to such Fiscal Year. Notwithstanding anything contained herein to the contrary, the Annual Option Vesting Amount shall be zero in any Fiscal Year in which the Attained Percentage for that Fiscal Year is less than eighty percent (80%). The number of Options granted to an Eligible Individual that shall vest with respect to each Fiscal Year of the Corporation ending December 31, 1998 through December 31, 2001 shall be an amount equal to the Percentage Participation of such Eligible Individual with respect to that Fiscal Year times the Annual Option Vesting Amount, if any, for that Fiscal Year. If the number of Options that would vest according to the immediately preceding sentence exceeds the number of Options granted to an Eligible Individual which have not yet vested, then only those Options that have not yet vested shall vest according to this Section 6.2(a). All Options that have not vested with respect to the Fiscal Years ending December 31, 1998 through December 31, 2001 in accordance with this Section 6.2(a) shall vest on December 31, 2002.

        (b) An Eligible Individual may not purchase the shares of Stock subject to an Option until such time as that portion of the Option has vested pursuant to this Section 6.2. Notwithstanding any other provision of this Plan, including the provisions of Section 6.8 hereof, no Option shall be exercisable after the fifth anniversary of the vesting date of such Option.

        6.3 EXERCISE PRICE OF OPTIONS. The exercise price per share of Stock subject to an Option shall be the Closing Sales Price.

        6.4 CASH PAYMENTS. Each Agreement shall provide for the grant of the right to Cash Payments to an Eligible Individual with respect to each Fiscal Year of the Corporation ending December 31, 1998 and December 31, 1999 in an amount equal to the Percentage Participation of such Eligible Individual with respect to that Fiscal Year times the Annual Payment Award, if any, for that Fiscal Year. Each Cash Payment under this Section 6.4 shall be deemed payable as of December 31 in respect of each Fiscal Year and the delivery of any Cash Payment with respect to a Fiscal Year shall be made by the Corporation not later than 75 days after the end of such Fiscal Year. The Corporation may, in its discretion, withhold from the amount of any Cash Payment delivered to an Eligible Individual the portion thereof that it deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of such Cash Payment.

        6.5 DETERMINATION OF CELCORE REVENUES. For purposes of determining the Annual Option Vesting Amount with respect to a Fiscal Year and the Annual Payment Award with respect to a Fiscal Year, within 60 days after the end of each Fiscal Year of the Corporation (i) from December 31, 1998 to December 31, 2001 with respect to the Annual Option Vesting Amount and (ii) December 31, 1998 and December 31, 1999 with respect to the Annual Payment Award, the Corporation shall furnish the Committee with such financial information as it shall require in order to determine the Celcore Revenues with respect to that Fiscal Year, and the Committee shall make such determination in good faith as soon as possible after the receipt of such information, which determination shall be final and binding on all Eligible Individuals. Within 75 days after the end of each Fiscal Year of the Corporation ending December 31, 1998 to December 31, 2001, the Committee shall notify each Eligible Individual with respect to whom an Option is eligible for vesting for that Fiscal Year of the determination of the Celcore Revenues for that Fiscal Year and the number of shares of Stock subject to such Eligible Individual's Option which has vested with respect to that Fiscal Year, together with delivery of the Cash Payment, if any, with respect to that Fiscal Year.

        6.6      MEDIUM AND TIME OF PAYMENT, METHOD OF EXERCISE, AND
WITHHOLDING TAXES. The exercise price of an Option shall be payable upon the exercise of the Option in cash or by check payable to the order of the Corporation. Exercise of an Option shall not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares of Stock to be purchased and be accompanied by payment in full of the aggregate exercise price of the number of shares purchased. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.




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The Committee may, in its discretion, require an Eligible Individual to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise.

        6.7 TERM, TIME OF EXERCISE, AND TRANSFERABILITY OF OPTIONS. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, during the term of an Option such Option shall be exercisable during an Eligible Individual's lifetime only by him or by his guardian or legal representative. An Option shall not be transferable other than by will or the laws of descent and distribution. No Option shall be deemed to satisfy the provisions of Section 422A of the Code. As soon as reasonably practicable after the Corporation receives written notice that the Eligible Individual has elected to exercise all or a portion of an Option which has vested pursuant to the Plan, such notice to be accompanied by payment in full of the aggregate Option price of the number of shares purchased, the Corporation shall issue and deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise.

Nothing herein or in any Option granted hereunder shall require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any applicable blue sky or state securities laws or any other applicable statute or regulation, as then in effect. The Corporation shall file or cause to be filed with the Securities and Exchange Commission at least twenty days prior to the date of the notification to Eligible Individuals of that portion of the Options which has vested with respect to the Fiscal Year ended December 31, 1998, a Registration Statement on Form S-8 registering under the Securities Act the Stock issuable upon exercise of the Options, and shall keep such Registration Statement effective for so long as Options remain outstanding and exercisable under this Plan or, if shorter, so long as such Form S-8, or any successor form, remains available to the Corporation for registration of such Stock. At the time of any exercise of an Option, in the event such Registration Statement on Form S-8 or successor form is not effective, the Corporation may, as a condition precedent to the exercise of such Option, require from the Eligible Individual exercising such Option (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Eligible Individual (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect.

        6.8      TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY.

        (a) If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because the Eligible Individual voluntarily terminates employment with such group of employers, (i) the portion, if any, of an Option that has not yet vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service shall terminate as of such date, (ii) the Eligible Individual shall have the right for thirty (30) days after such Termination of Service to exercise the portion, if any, of the Option which has vested pursuant to the Plan as of the date of the Eligible Individual's Termination of Service, and thereafter such Option shall terminate and cease to be exercisable, (iii) the portion of any Option which has vested with respect to a Fiscal Year ending prior to the date of the Eligible Individual's Termination of Service but with respect to which the Committee has not yet determined the amount which has vested at the date of such termination may be exercised by the Eligible Individual within thirty (30) days after (A) the date of receipt by the Eligible Individual of the portion of any Cash Payment which has vested with respect to such Fiscal Year, or (B) if no Cash Payment is made with respect to such Fiscal Year, the date of receipt by the Eligible Individual of a notice from the Committee pursuant to Section 6.5 hereof of the number of shares of Stock subject to such Eligible Individual's Option which has vested with respect to that Fiscal Year, and thereafter such portion shall terminate and cease to be exercisable, and (iv) the portion of any Cash Payment granted to the Eligible Individual which is payable with respect to a Fiscal Year ending prior to the date of the Eligible Individual's Termination of Service shall be paid to such Eligible Individual at the time provided for in this Plan, and no other Cash Payment shall be required to be paid by the Corporation in connection with this Plan. Notwithstanding the foregoing, if an Eligible Individual ceases to be employed during the Fiscal Year because the Eligible Individual voluntarily terminates employment as provided in this Section 6.8(a), no Cash Payment for such Fiscal Year shall be payable to the Eligible Individual and no Options shall vest in respect of such Fiscal Year.




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        (b)      If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because any of such entities terminates the Eligible Individual's employment for Cause, (i) the portion, if any, of an Option that remains unexercised, including that portion, if any, that has vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service, shall terminate and cease to be exercisable as of such date, and (ii) the right of such Eligible Individual to any Cash Payment which has not been paid prior to the date of the Eligible Individual's Termination of Service shall be terminated.

        (c) If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of the Eligible Individual but not for Cause, (i) subject to Section 6.8(f) below, the portion, if any, of an Option that has not yet vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service shall terminate as of such date, (ii) subject to Section 6.8(f) below, such Eligible Individual shall be entitled to exercise the Option to the extent that such Eligible Individual was entitled to exercise it on such date, but only until the earlier of the date (A) the Option held by such Eligible Individual expires, or
(B) six (6) months after the date of the Termination of Services of such Eligible Individual, and (iii) subject to Section 6.8(f) below, such Eligible Individual shall receive a Cash Payment pursuant to Section 2.2 hereof.

        (d) Notwithstanding the provisions of Sections 6.8(a), (b) and (c) above, if an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates by reason of Permanent and Total Disability, (i) subject to Section 6.8(f) below, the portion, if any, of an Option that has not yet vested under the terms of the Plan on the date of the Eligible Individual's Termination of Service due to such Permanent and Total Disability shall terminate as of such date, (ii) subject to Section 6.8(f) below, notwithstanding such Termination of Service, such Eligible Individual may exercise an Option in whole or in part to the extent such Option was exercisable on the date of Termination of Service of such Eligible Individual due to such Permanent and Total Disability, but only until the earlier of the date (A) the Option held by the Eligible Individual expires, or (B) twelve (12) months from the date of Termination of Service of such Eligible Individual due to such Permanent and Total Disability, and (ii) subject to Section 6.8(f) below, such Eligible Individual shall be eligible to receive a Cash Payment pursuant to Section 2.2 hereof.

        (e) Upon the death of an Eligible Individual, (i) any Option held by an Eligible Individual shall terminate and be of no further effect; provided, however, notwithstanding the provisions of Sections 6.8(a), (b) and (c) above and subject to Section 6.8(f) below, if an Eligible Individual dies while in the employ of the Corporation or an Affiliate, such legal representatives, heirs, legatees, or distributees shall have the right to exercise such Options in accordance with this Plan and such Eligible Individual's Agreement to the extent such Options had vested at the time of such Eligible Individual's death, but only until the earlier of the date (A) the Option held by the Eligible Individual expires, or (B) twelve (12) months from the date of the Eligible Individual's death, and (ii) subject to Section 6.8(f) below, the Eligible Individual's legal representatives, heirs, legatees, or distributees shall be eligible to receive a Cash Payment pursuant to Section 2.2 hereof.

        (f) Unless otherwise determined by the Committee or required by applicable law, in the event during the Fiscal Year an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of such Eligible Individual but not for Cause, or by reason of death or Permanent and Total Disability of such Eligible Individual that occurs:

                (i) if such Eligible Individual is otherwise entitled to receive a Cash Payment under Section 2.2 hereof for such Fiscal Year but for the fact the Eligible Individual is no longer employed, the Eligible Individual (or the Eligible Individual's legal representative or beneficiary) shall receive a Cash Payment equal to the product of
         (i) the Cash Payment he/she would have received for such entire Fiscal Year, multiplied by (ii) a fraction, the numerator of which is the number of days during such Fiscal Year in which the Eligible Individual was an employee of the Corporation or its Affiliates, and the denominator of which is the number of days in such Fiscal Year; and

                (ii) if an Option would otherwise vest under Section 6.2 hereof, the Annual Option Vesting amount allocable to such Eligible Individual based on his Percentage Participation shall be adjusted such that the number of Options granted to such Eligible Individual that shall vest with respect to such Fiscal Year shall




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
         be equal to the product of (i) the Annual Option Vesting Amount that would have been allocable to such Eligible Individual for such entire Fiscal Year, multiplied by (ii) a fraction, the numerator of which is the number of days during such Fiscal Year in which the Eligible Individual was an employee of the Corporation or its Affiliates, and the denominator of which is the number of days in such Fiscal Year.

         6.9 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER, ETC. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares of other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change, provided that any fractional share resulting from such adjustment may be eliminated, and provided further that the exercise price of an Option shall not be less than $.01 per share. In the event of a dispute concerning such adjustment, the decision of the Committee made in good faith shall be conclusive. Neither this Plan nor any Agreement shall affect the right of the Corporation or any Affiliate thereof to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

In the event of (a) a dissolution or liquidation of the Corporation, (b) a merger or consolidation (other than a merger effecting a reincorporation of the Corporation in another state or other jurisdiction or any other merger or a consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the stockholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the stockholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided that the Board of Directors may at any time prior to such merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or (c) a transaction in which any person becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided that the Board of Directors may at any time prior to such transaction provide by resolution that this Subparagraph (c) shall not apply if such acquiring person is a corporation and a majority of the board of directors of such corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such 50% or more total combined voting power), every Option then outstanding shall terminate, but the holders of each such then outstanding Option shall, in any event, have the right, immediately prior to such dissolution, liquidation, merger, consolidation, or transaction, to exercise such Options, to the extent not theretofore exercised, without regard to the vesting provisions of Section 6.2 hereof if (and only if) such Options have not at that time expired or been terminated pursuant to Section 6.8 hereof. Such acceleration of exercisability shall not apply to a given Option if any surviving or acquiring corporation agrees to assume such Option in connection with the merger, consolidation, or transaction, in which event such Options will continue to be subject to the vesting provisions of Section 6.2 hereof.

         6.10 RIGHTS AS A STOCKHOLDER. An Eligible Individual shall have no right as a stockholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.9 hereof.

         6.11 FURNISH INFORMATION. Each Eligible Individual shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

         6.12 OBLIGATION TO EXERCISE. The granting of an Option hereunder shall impose no obligation upon the Eligible Individual to exercise the same or any part thereof.

SECTION 7.      GENERAL.

         7.1 APPLICATION OF FUNDS; ISSUANCE OF SHARES. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes. When issued upon exercise of Options in accordance with the terms of this Plan, all shares of Stock will be duly authorized, validly issued, fully paid and nonassessable.

         7.2 RIGHT OF THE CORPORATION AND AFFILIATES TO TERMINATE EMPLOYMENT. Nothing contained in this Plan, or in any Agreement, shall confer upon any Eligible Individual the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate or modify in any way the terms, including but not limited to the compensation and responsibilities, of the Eligible Individual's employment at any time. Nothing contained herein shall be deemed to require any action on the part of the Committee or the Board of Directors of the Corporation or any Affiliate in connection with the termination of employment of an Eligible Individual.

         7.3 NO LIABILITY FOR GOOD FAITH DETERMINATIONS. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option or right to Cash Payment granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

         7.4 OTHER BENEFITS. Participation in the Plan shall not preclude the Eligible Individual from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

         7.5 EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or any issuance or transfer of shares of Stock to the Eligible Individual, or to his legal representatives, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons with respect to such payment, issuance or transfer hereunder. The Committee may require any Eligible Individual, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

         7.6 NO GUARANTEE OF INTERESTS. Neither the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

         7.7 SEVERABILITY. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         7.8 NOTICES. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or an Eligible Individual may change, at any time and from time to time, by written notice to the other, the address which it or he/she had previously specified for receiving notices. Until changed in accordance herewith, the Corporation and each Eligible Individual shall specify as his address for receiving notices, the address set forth in the Agreement pertaining to the Option or Cash Payment to which such notice relates.

         7.9 WAIVER OF NOTICE. Any person entitled to notice hereunder may waive such notice.

         7.10 HEADLINES. The title and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         7.11 GOVERNING LAW. All questions arising with respect to the provisions of the Plan and each Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

         7.12 WORD USAGE. Words used in the masculine shall apply to ,the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

         7.13 FISCAL YEAR. Nothing contained in this Plan or any Agreement shall be deemed to restrict or prohibit the Corporation from changing its Fiscal Year, provided that in the event the Corporation changes its Fiscal Year appropriate adjustments shall be made with respect to the vesting schedule for the Options and the Cash Payments to avoid any impairment of benefits hereunder caused by such change in Fiscal Year.

         7.14 OTHER AGREEMENTS. Notwithstanding any provision in the Plan to the contrary, the right of an Eligible Individual to receive, or obtain the benefits after the receipt of, Cash Payments and Options pursuant to the Plan is subject to the rights and remedies of the Corporation pursuant to the Employee Patent, Copyright, and Proprietary Information Agreement with such Eligible Individual.

IN WITNESS WHEREOF, DSC Communications Corporation, acting by and through its officers hereunto duly authorized has executed this instrument, this 4th day of December, 1997.


                            DSC COMMUNICATIONS CORPORATION

                            /s/ GERALD F. MONTRY
                            -------------------------------------------------
                            Gerald F. Montry
                            Senior Vice President and Chief Financial Officer





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